Sub-Item 77Q(1)(f): Letter from the independent accountant furnished pursuant to Sub-Item 77K




December 23, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by FundVantage Trust (the "Trust") with respect to the Bradesco Latin American Equity Fund and Bradesco Latin American Hard Currency Bond Fund (together, the "Bradesco Funds") (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR dated December 23, 2015 with respect to the Bradesco Funds. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,



BBD LLP
Philadelphia, Pennsylvania